Exhibit 10.1
CONVERTIBLE PROMISSORY NOTE

$250,000.00	September 26, 2007

FOR THE AMOUNT OF TWO HUNDRED THOUSAND DOLLARS ($200,000.00) CASH RECEIVED, the undersigned, VoIP, INC., a Texas corporation (the "Company"), promises to pay to the order of ALLEN ANGEL, or its successors or assigns ("Holder"), at such place as the Holder may designate in writing to the Company, in lawful money of the United States of America, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00), due and payable on October 4, 2007.

In the event that the Company fails to repay this promissory note (this “Note”) when due, the Holder may, at its option, formally declare the Company to be in default hereunder. In that event, the unpaid portion of this Note shall become immediately convertible in whole or in part, at Holder’s option, into free-trading shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), at a 30% discount to the average of the closing market price of the Company’s common stock over the five trading days immediately preceding such conversion, subject to a floor conversion price of $0.75 per share.

This Note shall be secured by the revenue recently billed to *** invoice number *** dated September 4, 2007 in the amount of $589,966.32 (such funds expected to be received by the Company on October 4, 2007). The Company will also issue to the Holder a postdated check for $200,000.00, dated October 4, 2007, with the intention that said postdated check, upon presentation for sufficient funds, will apply toward repayment of this Note. It is further understood by the Holder that the Company does not presently have sufficient cash to fund this postdated check, and is relying on receipt of the *** revenue mentioned above to provide such sufficient funds.

The delay or failure to exercise any right hereunder shall not waive such right. The undersigned hereby waives demand, presentment, protest, notice of protest, any and all delays or lack of diligence in collection hereof and assents to each and every extension or postponement of the time of payment or other indulgence.

In the event of default hereunder such that this Note is placed in the hands of an attorney for collection (whether or not suit is filed), or if this Note is collected by suit or legal proceedings or through bankruptcy proceedings, the Company agrees to pay reasonable attorney's fees and expenses of collection.

The Holder acknowledges that s/he is an "accredited investor," as such term is defined in Regulation D promulgated by the Commission under the 1933 Act, is experienced in investments and business matters, has made investments of a speculative nature and has purchased securities of United States publicly-owned companies in private placements in the past and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable the Holder to utilize the information made available by the Company to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment. Further, that the Holder is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida. Exclusive jurisdiction relating to this Note shall vest in courts located in Florida.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Note the date and year first above written.

Holder	VoIP, Inc.

By:	/s/ Allen Angel	By:	/s/ Anthony Cataldo
	Name: Allen Angel		Name: Anthony Cataldo
Title: Chief Executive Officer